Plumas Bancorp Reports a 122% Increase in Quarterly Earnings per Share

QUINCY, CA -- (Marketwired - April 23, 2014) - Plumas Bancorp (NASDAQ: PLBC), the parent company of Plumas Bank, today announced first quarter 2014 earnings of $942 thousand, an increase of $326 thousand from $616 thousand during the first quarter of 2013. Net income allocable to common shareholders increased by $497 thousand, or 112% to $942 thousand or $0.20 per share during the three months ended March 31, 2014 compared to $445 thousand or $0.09 per share during the comparable three month period in 2013. (Income allocable to common shareholders is calculated by subtracting dividends and discount amortized on preferred stock from net income.)

Financial Highlights

Three months ended March 31, 2014 compared to March 31, 2013

  Basic income per common share increased by 122% from $0.09 during the first quarter of 2013 to $0.20 during the current quarter.
  Annualized earnings on average common equity increased from 5.9% in 2013 to 12.0% during the three months ended March 31, 2014.
  Annualized return on average assets increased from 0.53% to 0.74%.
  Income before provision for taxes increased by $606 thousand to $1.6 million.
  Net interest income increased by $254 thousand, or 5.9% to $4.6 million.
  Net charge-offs declined by $657 thousand from $609 thousand to net recoveries of $48 thousand.
  The provision for loan losses declined by $550 thousand to $150 thousand.

March 31, 2014 compared to March 31, 2013

  Total assets increased by $41.7 million, or 8.7% to $520 million.
  Total loans increased by $32.5 million or over 10% to $341 million at March 31, 2014 compared to $308 million at March 31, 2013.
  Total deposits increased by $43 million to $455 million at March 31, 2014.
  Nonperforming loans decreased by $5.6 million from $14.2 million at March 31, 2013 to $8.6 million at March 31, 2014.
  Nonperforming assets decreased by $5.2 million from $19.5 million at March 31, 2013 to $14.3 million at March 31, 2014.
  The ratio of nonperforming loans to total loans decreased from 4.54% to 2.48% and the ratio of nonperforming assets to total assets decreased from 4.09% to 2.76%.
  Total common equity increased by $1.5 million to $31.9 million.

Andrew J. Ryback, president and chief executive officer of the Company and the Bank, commented, "The Board of Directors, executives and I are very pleased with the Company's solid performance for the first quarter of 2014 which marks our 17th consecutive profitable quarter. During the twelve months ended March 31, 2014 we grew loans and deposits by over 10%. Additionally, quarterly net income increased by 53%, earnings per share by 122% and return on average equity (ROAE) by over 100%. We were especially pleased with the growth in ROAE which increased from 5.9% for the three months ended March 31, 2013 to 12.0% for the current quarter. During the recession, we considered the option of raising new capital to help mitigate the effects of dealing with our then-struggling loan portfolio. The improvement in ROAE validates our strategic decision to not take that option, which would have diluted our shareholders."

Ryback concluded, "Our success is attributable to our dedicated Board, our capable and experienced executives, and our talented team of bankers, all of whom take a personal interest in our clients and communities. It is through the hard work and dedication of this team of people that we are a healthy, profitable institution that is well-positioned for future growth."

Asset Quality

Nonperforming loans at March 31, 2014 were $8.6 million, a decrease of $5.6 million, or 39% from the $14.2 million balance at March 31, 2013. Nonperforming loans as a percentage of total loans decreased to 2.48% at March 31, 2014, down from 4.54% at March 31, 2013. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings) at March 31, 2014 were $14.3 million, down from $19.5 million at March 31, 2013. Nonperforming assets as a percentage of total assets decreased to 2.76% at March 31, 2014 down from 4.09% at March 31, 2013.

During the quarter ended March 31, 2014 we recorded a provision for loan losses of $150 thousand down from $700 thousand during the quarter ended March 31, 2013. Net recoveries totaled $48 thousand during the three months ended March 31, 2014 down from net charge-offs of $609 thousand during the same period in 2013. The allowance for loan losses totaled $5.7 million at March 31, 2014 and $5.8 million at March 31, 2013. The allowance for loan losses at March 31, 2014 consisted of $1.3 million in specific reserves related to impaired loans and $4.4 million in general reserves. This compares to $1.4 million in specific reserves related to impaired loans and $4.4 million in general reserves at March 31, 2013. As a percentage of unimpaired loans, general reserves were 1.49% at March 31, 2013 and 1.32% at March 31, 2014. Overall, the allowance for loan losses as a percentage of total loans decreased from 1.84% at March 31, 2013 to 1.66% at March 31, 2014. The decrease in allowance as a percentage of unimpaired loans is primarily related to reductions in historical net charge-offs.

Loans, Deposits, Investments and Cash

Net loans increased by $32.5 million, or over 10%, from $308.4 million at March 31, 2013 to $340.9 million at March 31, 2014. The Company is focused on growing loan balances through a balanced and diversified approach. The increase in loan balances during the twelve month period ended March 31, 2014 mostly relates to growth in the Company's automobile and commercial real estate loan portfolios.

Total deposits were $455 million as of March 31, 2014, an increase of $43 million, or over 10%, from the March 31, 2013 balance of $412 million. Core deposit growth was strong with year-over-year increases in non-interest bearing deposits of $25.5 million and $26.6 million in savings and money market deposits. Interest bearing transaction accounts (NOW) declined by $3 million primarily related to a decline in public NOW balances as we have lower the rate paid on these accounts. Time deposits declined by $6.1 million. We attribute the reduction in time deposits to the unusually low interest rate environment as we have seen a movement out of time deposits into more liquid deposit types.

Total investment securities increased by $8.4 million from $80.4 million at March 31, 2013 to $88.8 million as of March 31, 2014. Cash and due from banks totaled $50.2 million at March 31, 2014 an increase of $2.4 million from $47.8 million from March 31, 2013. Included in cash and due from banks at March 31, 2014 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $29.1 million.

Shareholders' Equity

Common equity increased by $1.5 million from $30.4 million at March 31, 2013 to $31.9 million at March 31, 2014. Total shareholders' equity decreased by $10.4 million related to the repurchase of $11.9 million in preferred stock during 2013. Book value per common share increased to $6.65 at March 31, 2014 from $6.37 at March 31, 2013. Related to the repurchase of the preferred stock, Plumas Bancorp's leveraged capital ratio decreased from 10.7% at March 31, 2013 to 8.2% at March 31, 2014; however, this still significantly exceeds the regulatory minimum of 4.0%.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $4.6 million for the three months ended March 31, 2014, an increase of $254 thousand, or 6%, from $4.3 million for the same period in 2013. The increase in net interest income includes an increase of $418 thousand in interest income and a decline of $22 thousand in interest expense on deposits. These items were partially offsetting by an increase in interest expense on other interest-bearing liabilities of $186 thousand. Mostly related to the increase in interest expense on other interest-bearing liabilities, net interest margin for the three months ended March 31, 2014 decreased 16 basis points, or 4%, to 3.99%, down from 4.15% for the same period in 2013.

Non-Interest Income/Expense

During the three months ended March 31, 2014 non-interest income totaled $1.7 million a decline of $12 thousand from the three months ended March 31, 2013. The largest component of this decrease was a decline of $189 thousand in gains on the sale of government guaranteed loans. During the current quarter, proceeds from SBA loan sales totaled $5.3 million resulting in a gain on sale of $332 thousand. This compares to proceeds of $7.7 million and gain on sale of $521 thousand during the first quarter of 2013. The largest increase in non-interest income was $118 thousand in service charge income which we attribute to growth in the Company's demand deposit accounts, an increase in debit card interchange income and a restructuring of our service charge fee schedule beginning in August of 2013.

During the three months ended March 31, 2014, total non-interest expense increased by $186 thousand, or 4%, to $4.6 million, up from $4.4 million for the comparable period in 2013. While the Company continued to experience declines in several categories of non-interest expense, these were offset by increases in other items the largest of which were $150 thousand in salary and benefit expense, $84 thousand in outside service fees and $89 thousand in OREO costs. The largest declines in non-interest expense were $72 thousand in professional fees, $44 thousand in deposit premium amortization and a $33 thousand increase in gain on sale of OREO.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                   As of March 31,
                                ---------------------
                                                        Dollar   Percentage
                                   2014        2013     Change     Change
                                ---------   ---------  --------  ----------
  ASSETS
Cash and due from banks         $  50,214   $  47,762  $  2,452         5.1%
Investment securities              88,830      80,446     8,384        10.4%
Loans, net of allowance for loan
 losses                           340,931     308,436    32,495        10.5%
Premises and equipment, net        12,260      13,010      (750)       -5.8%
Bank owned life insurance          11,591      11,251       340         3.0%
Real estate and vehicles
 acquired through foreclosure       5,767       5,318       449         8.4%
Accrued interest receivable and
 other assets                      10,092      11,758    (1,666)      -14.2%
                                ---------   ---------  --------
  Total assets                  $ 519,685   $ 477,981  $ 41,704         8.7%
                                =========   =========  ========

  LIABILITIES AND
   SHAREHOLDERS' EQUITY
Deposits                        $ 455,184   $ 412,232  $ 42,952        10.4%
Accrued interest payable and
 other liabilities                 11,991      13,132    (1,141)       -8.7%
Note payable                        3,000           -     3,000       100.0%
Subordinated debentures             7,334           -     7,334       100.0%
Junior subordinated deferrable
 interest debentures               10,310      10,310         -         0.0%
                                ---------   ---------  --------
  Total liabilities               487,819     435,674    52,145        12.0%
                                ---------   ---------  --------
Preferred stock                         -      11,877   (11,877)     -100.0%
Common equity                      31,866      30,430     1,436         4.7%
                                ---------   ---------  --------
  Shareholders' equity             31,866      42,307   (10,441)      -24.7%
                                ---------   ---------  --------
  Total liabilities and
   shareholders' equity         $ 519,685   $ 477,981  $ 41,704         8.7%
                                =========   =========  ========

                               PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

    FOR THE THREE MONTHS ENDED                          Dollar   Percentage
             MARCH 31,             2014        2013     Change     Change
                                ---------   ---------  --------  ----------

Interest income                 $   5,012   $   4,594  $    418         9.1%
Interest expense                      429         265       164        61.9%
                                ---------   ---------  --------
  Net interest income before
   provision for loan losses        4,583       4,329       254         5.9%
Provision for loan losses             150         700      (550)      -78.6%
                                ---------   ---------  --------
  Net interest income after
   provision for loan losses        4,433       3,629       804        22.2%
Non-interest income                 1,688       1,700       (12)       -0.7%
Non-interest expenses               4,561       4,375       186         4.3%
                                ---------   ---------  --------
  Income before income taxes        1,560         954       606        63.5%
Provision for income taxes            618         338       280        82.8%
                                ---------   ---------  --------
  Net income                    $     942   $     616  $    326        52.9%
Preferred Stock Dividends and
 Discount Accretion                     -        (171)      171       100.0%
                                ---------   ---------  --------
  Net income available to common
   shareholders                 $     942   $     445  $    497       111.7%
                                =========   =========  ========

Basic earnings per share        $    0.20   $    0.09  $   0.11       122.2%
                                =========   =========  ========
Diluted earnings per share      $    0.19   $    0.09  $   0.10       111.1%
                                =========   =========  ========

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                      March 31,
                                ---------------------
                                   2014        2013
                                ---------   ---------
QUARTERLY AVERAGE BALANCES
Assets                          $ 517,165   $ 473,698
Earning assets                  $ 465,634   $ 422,599
Loans                           $ 336,878   $ 311,957
Deposits                        $ 450,717   $ 406,365
Common equity                   $  31,756   $  30,530
Total equity                    $  31,756   $  42,394

CREDIT QUALITY DATA
Allowance for loan losses       $   5,715   $   5,777
Allowance for loan losses as a
 percentage of total loans           1.66%       1.84%
Nonperforming loans             $   8,561   $  14,232
Nonperforming assets            $  14,328   $  19,550
Nonperforming loans as a
 percentage of total loans           2.48%       4.54%
Nonperforming assets as a
 percentage of total assets          2.76%       4.09%
Year-to-date net (recoveries)
 charge-offs                    $     (48)  $     609
Year-to-date net (recoveries)
 charge-offs as a percentage of
 average loans, annualized          (0.06)%      0.79%

SHARE AND PER SHARE DATA
Basic income per share          $    0.20   $    0.09
Diluted income per share        $    0.19   $    0.09
Quarterly weighted average
 shares outstanding                 4,788       4,776
Quarterly weighted average
 diluted shares outstanding         4,929       4,831
Book value per common share     $    6.65   $    6.37
Total shares outstanding            4,790       4,776

KEY FINANCIAL RATIOS
Annualized earnings on average
 common equity                       12.0%        5.9%
Annualized return on average
 assets                              0.74%       0.53%
Net interest margin                  3.99%       4.15%
Efficiency ratio                     72.7%       72.6%
Loan to Deposit Ratio                76.0%       76.0%
Total Risk-Based Capital Ratio       14.0%       15.4%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com